Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-152620 and No. 333-213509 on Form S-3; and No. 333-27157, No. 333-112877, No. 333-112878, No. 333-112880, No. 333-136087, No. 333-159073, and No. 333-195837 on Form S-8, as amended, of our reports dated February 17, 2017, relating to the financial statements and financial statement schedule of Brunswick Corporation, and the effectiveness of Brunswick Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brunswick Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 17, 2017